Exhibit 99.2
Text of Company E-mail Communication to Employees:
Valued Employee,
I have some exciting news to share with you. This morning the Company announced that it signed an agreement to be acquired by Raytheon Company. As you know, in October we announced that our Board of Directors was exploring strategic alternatives to enhance shareholder value. As a result of a comprehensive evaluation of alternatives, and considering the best interests of the Company, our customers, employees and shareholders, our Board approved the transaction with Raytheon. At the conclusion of the merger process, we will report to Raytheon’s Space and Airborne Systems organization as Applied Signal Technology, a Raytheon Company. A copy of the press release announcing the transaction is attached.
We understand that this raises additional questions for our employees and we will do our best to answer them. We have scheduled a series of all-employee meetings in order to provide you with additional information. The meetings will be held at all locations at 9 am ET/6 am PT, 11 am ET/8 am PT, and 1 pm ET/10 am PT today. We will begin with a broadcast presentation followed by a local question-and-answer session at the following locations:
In our initial discussions with Raytheon and our customers, they have expressed great support and are counting on us to collectively continue supporting their critical mission needs. As we enter this transition period, please continue to do what you’ve always done, provide world-class service to our customers.
Thank you for your continued support.

William B. Van Vleet III
Chief Executive Officer
Applied Signal Technology
400 W. California Avenue
Sunnyvale, California 94086
Office: (408) 522-3500• Mobile: (714) 501-2468
http://www.appsig.com

Important Information about the Tender Offer
The transaction will be structured as a tender offer or, in certain circumstances, as a one-step merger. The tender offer described herein has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, Raytheon will cause its subsidiary, RN Acquisition Company to file a tender offer statement on Schedule TO with the SEC. Investors and Applied Signal Technology, Inc.’s shareholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Applied Signal Technology, Inc. with the SEC, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. A copy of the tender offer statement and the solicitation/recommendation statement will be made available free of charge to all shareholders of Applied Signal Technology, Inc. www.appsig.com or by contacting Applied Signal Technology, Inc. at 460 West California Avenue, Sunnyvale, California 94086, (408) 749-1888.
Important Information about the Potential One-Step Merger
In connection with the potential one-step merger, Applied Signal Technology, Inc. would file a proxy statement with the SEC. Additionally, Applied Signal Technology, Inc. would file other relevant materials with the SEC in connection with the proposed acquisition of Applied Signal Technology, Inc. by Raytheon and RN Acquisition Company pursuant to the terms of the merger agreement. The materials to be filed by Applied Signal Technology, Inc. with the SEC will be available at no charge on the SEC’s website at www.sec.gov. Investors and shareholders also may obtain copies of the proxy statement from of charge from the Company at www.appsig.com or by contacting the Company at 460 West California Avenue, Sunnyvale, California 94086, (408) 749-1888. Investors and security holders of Applied Signal are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the one step merger because they will contain important information about the one step merger and the parties to the one step merger.
Raytheon Company and Applied Signal Technology, Inc. and their respective directors, executive officers and other members of their management and employees, under the SEC rules, may be deemed to be participants in the solicitation of proxies of Applied Signal Technology, Inc. shareholders in connection with the one step merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Applied Signal Technology, Inc.’s executive officers and directors in the solicitation by reading the Company’s proxy statement for its 2010 annual meeting of shareholders, the Annual Report on Form 10-K for the fiscal year ended October 31, 2009, and the proxy statement and other relevant materials which may be filed with the SEC in connection with the one step merger when and if they become available. Information concerning the interests of Applied Signal Technology, Inc.’s participants in the solicitation, which may be, in some cases, different than those of Applied Signal Technology, Inc.’s shareholders generally, will be set forth in the proxy statement relating to the one step merger when it becomes available. Additional information regarding the Applied Signal Technology, Inc. directors and executive officers is also included in Applied Signal Technology, Inc.’s proxy statement for its 2010 annual meeting of shareholders and is included in the Annual Report on Form 10-K for the fiscal year ended October 31, 2009 containing Part III information.